Exhibit 99.1

FOR IMMEDIATE RELEASE


                                       For further information contact:
                                       Donald A. Williams, President & CEO
                                       Michael J. Janosco Jr., CFO
                                       413-568-1911



Westfield Financial, Inc. Reports Results for the Quarter Ended March 31,
2003.

Westfield, Massachusetts, April 24, 2003: (AMEX:WFD) Westfield Financial, Inc. (the "Company") the holding company for Westfield Bank (the "Bank"), reported a net loss of $1.6 million or $0.16 and $0.15 per basic and diluted share, respectively, compared to net income of $1.1 million or $0.10 per basic and diluted share for the same period in 2002.

As previously reported, the Company's first quarter results included an accrual of $2.9 million representing an estimate of the additional state tax liability, including interest, relating to the deduction for dividends received from the Bank's real estate investment trust subsidiary (the "REIT") for 2002 and prior years. Excluding the effect of this charge, the Company's after-tax operating income was $1.2 million, or $0.12 per basic and diluted share.

Donald A. Williams, President and Chief Executive Officer of the Company and the Bank, stated, "We are pleased with our first quarter results as we continue to invest the proceeds from the stock offering, as well as the performance of our stock to date", Mr. Williams also stated, "The Board of Directors declared a $0.05 cash dividend on April 22, 2003 to all stockholders of record on May 7, 2003, payable on May 23, 2003".

Net interest and dividend income for the three months ended March 31, 2003 was $5.7 million compared with $6.1 million for the quarter ended March 31, 2002. For the quarter ended March 31, 2003, net interest and dividend income was negatively affected by the Company's decision to invest in Bank owned life insurance which resulted in income of $164,000 being recorded as noninterest income. In addition, the Company's transition to its residential loan program with a third party mortgage company and high levels of refinancing activity resulted in lower interest and dividend income. However, fees from the program resulted in noninterest income of $85,000 for the quarter ended March 31, 2003 compared with $36,000 for the same period in 2002. Net interest margin for the quarters ended March 31, 2003 and 2002 was 3.03% and 3.28%, respectively.

The provision for loan losses for the three months ended March 31, 2003 and 2002 was $200,000 and $300,000, respectively.

Net gains from sales of securities for the three months ended March 31, 2003 were $60,000 as compared to net losses from sales and writedowns of securities of $248,000 for the quarter ended March 31, 2002. Included in the net loss for the 2002 quarter was a $304,000 writedown of certain equity securities whose impairment was determined to be other than temporary.

Other noninterest income for the three months ended March 31, 2003 was $624,000 as compared to $379,000 for the same period in 2002. The increase was the result of income on Bank owned life insurance of $164,000 for the quarter ended March 31, 2003 as compared to $0 for the quarter ended March 31, 2002 and fees received of $85,000 for the quarter ended March 31, 2003 from the Bank's current residential real estate loan program with a third party mortgage company as compared to $36,000 for the same period in 2002.

Noninterest expense for the three months ended March 31, 2003 was $4.6 million compared with $4.3 million for the same period in 2002. This was primarily the result of a $328,000 charge taken during the first quarter of 2003 to accrue for interest expected to be due to the Commonwealth of Massachusetts as a result of the recently enacted REIT legislation.

Total assets increased $2.0 million to $815.0 million at March 31, 2003 from $813.0 million at December 31, 2002.

Securities for the quarter ended March 31, 2003 decreased by $9.0 million or 2.40%, to $366.7 million at March 31, 2003 from $375.7 million at December 31, 2002. Net loans decreased by $10.5 million, or 2.9%, to $346.7 million at March 31, 2003 from $357.2 million at December 31, 2002. The decrease in net loans was primarily the result of the current residential loan program with a third party mortgage company. Although the program was in effect during the quarter ended March 31, 2003, maturities and refinancings of residential mortgages caused net loans to continue to decrease. As discussed above, increased fees from the program have caused noninterest income to increase. During the quarter ended March 31, 2003 the Bank invested $15.7 million in Bank Owned Life Insurance (BOLI).

Total deposits increased $2.6 million to $658.7 million at March 31, 2003 from $656.1 million at December 31, 2002. Federal Home Loan Bank borrowings totaled $15.0 million at March 31, 2003.

Stockholders' equity at March 31, 2003 and December 31, 2002 was $122.3 million and $126.7 million, respectively, representing 15.0% and 15.6% of total assets. The change is primarily comprised of a net loss of $1.6 million for the quarter ended March 31, 2003, a decrease in net unrealized gains on securities available for sale of $746,000, net of income taxes, the recording of the purchase of 128,700 shares of stock for the Company's stock benefit plans amounting to $2.0 million and the payment of a $0.05 a share or $529,000 paid on March 3, 2003.

The Company's annual meeting of shareholders will be held on Friday, May 30, 2003, at 10:00 a.m., at the Tekoa Country Club located at 459 Russell Road, Westfield, Massachusetts 01085. At the meeting, shareholders of record on April 9, 2003, will be asked to consider and vote upon: (I) the election of three directors; (ii) the ratification of Article IX of the Westfield Financial, Inc. 2002 Stock Option Plan; (iii) the ratification of
Article X of the Westfield Financial, Inc. Recognition and Retention Plan; and (iv) any other matters as may properly come before the meeting, or any adjournments thereof.

                                      *

The Bank is headquartered in Westfield, Massachusetts and operates through 10 banking offices in Agawam, East Longmeadow, Holyoke, Southwick, Springfield, West Springfield and Westfield, Massachusetts. The Bank's deposits are insured by the Federal Deposit Insurance Corporation and the Depositors Insurance Fund.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements contained in this news release, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future period in any current statements. The Company and the Bank do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

                 WESTFIELD FINANCIAL, INC. and SUBSIDIARIES
             Selected Consolidated Balance Sheet and Other Data
                   ($ in thousands, except per share data)
                                 (Unaudited)


                                                             March 31,      December 31,
                                                                2003            2002
                                                             ---------      ------------

Total assets                                                 $  814,974      $  812,980
Securities held to maturity                                     229,690         205,299
Securities available for sale                                   137,013         170,310

Loans                                                           350,951         361,480
Allowance for loan losses                                        (4,238)         (4,325)
                                                             ----------      ----------
Net loans                                                       346,713         357,155

Total deposits                                                  658,685         656,065

Stockholders' equity                                            122,264         126,699

Book value per share                                              12.18           12.25


Other Data:

Nonperforming loans                                          $    2,176      $    2,383

Nonperforming loans as a percentage of total assets                0.27%           0.29%

Nonperforming loans as a percentage of total loans                0.62%            0.66%

Allowance for loan losses as a percent of
 nonperforming loans                                               195%             181%

Allowance for loan losses as a percentage of total loans          1.21%            1.20%

                 WESTFIELD FINANCIAL, INC. and SUBSIDIARIES
        Selected Consolidated Statement of Operations and Other Data
                   ($ in thousands, except per share data)
                                 (Unaudited)


                                                 Three Months Ended
                                                      March 31,

                                                 2003           2002

Interest and dividend income                  $    9,673     $   11,107
Interest expense                                   3,957          5,012
                                              ----------     ----------

Interest and dividend income                       5,716          6,095
Provision for loan losses                            200            300
                                              ----------     ----------


Net interest and dividend income after
 provision for loan losses                         5,516          5,795
Net gains (losses) on sales of securities
 available for sale                                   60           (248)
Other noninterest income                             624            379
Other noninterest expense                          4,629          4,276
                                              ----------     ----------

Income before income taxes                         1,571          1,650
Income taxes                                       3,177            563
                                              ----------     ----------
Net (loss) Income                             $   (1,606)    $    1,087
                                              ==========     ==========


Basic (loss) earnings per share               $    (0.16)    $     0.10

Average shares outstanding                    10,104,737     10,494,900

Diluted (loss) earnings per share             $    (0.15)    $     0.10

Diluted average shares outstanding            10,722,004     10,494,900

Other Data:

(Loss) return on Average Assets (1)                (0.81)%         0.56%

(Loss) return on Average Equity (1)                (5.19)%         3.37%

Net Interest Margin                                 3.03%          3.28%

--------------------
<F1>  three month results have been annualized.


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